EXHIBIT 10.3

Restricted Stock Unit Award

Fiscal 2018 – Overview

[DATE]

This Overview is qualified in its entirety by reference to the On-Line Grant Agreement that was distributed to eligible participants on [DATE] (the “On-Line Grant Agreement”), the Memorandum to Participants in the Ralph Lauren Corporation 2010 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your People and Development Department.

OVERVIEW
The Ralph Lauren Corporation (the “Company”) 2010 Long-Term Stock Incentive Plan (the “Plan”) authorizes the Compensation & Organizational Development Committee of the Board of Directors (the “Compensation Committee”) to grant equity awards to officers and other employees of the Company and its Subsidiaries and Affiliates.
As determined by the Compensation Committee, the Company may grant one or more types of stock awards. This Overview describes one type of stock award - Restricted Stock Units (RSU).
A RSU award provides the participant with the opportunity to receive shares of the Company’s Class A Common Stock (traded on the New York Stock Exchange under the symbol RL) at a later date contingent upon continued service with the Company.
AWARD OBJECTIVES
Objectives of RSUs, are to:

1.	Attract and retain exceptional individuals of superior talent

2.	Motivate such individuals to achieve longer-range performance

3.	Enable such individuals to participate in the long-term growth and financial success of the Company
PLAN ADMINISTRATION
The Company’s People and Development Department administers the program and Merrill Lynch Wealth Management (“Merrill Lynch”) is the recordkeeper. Participants must have an open brokerage account at Merrill Lynch in order to facilitate distribution of shares of the Company’s Class A Common Stock upon the vesting of RSUs. To open a brokerage account, or for questions regarding your account and account transactions, contact Merrill Lynch at 877-765-7656 in the U.S. or Canada, or 609-818-8908 if calling from an international location.

2
Fiscal 2018 RSU Overview

The Company’s Board of Directors reserves the right to amend, modify or terminate the Plan at any time, subject to stockholder approval, if required. No such amendment to the Plan would adversely affect any RSU awards then outstanding.
Nothing contained herein may be construed as creating a promise of future benefits or a binding contract with the Company. Further, an individual’s employment continues to be at will, subject to any applicable employment agreement.
For questions regarding the Plan and its provisions, contact People and Development.
ELIGIBILITY FOR GRANT
Equity awards, including RSU awards, may be granted annually to designated, key executives who have a significant impact on the strategic direction and business results of the Company, and who are actively employed on April 1 of the year when the grant is made.
Guidelines have been established for the number and type of equity awards that eligible participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization, and may also reflect changes in the value of the Company’s Class A Common Stock.
Please note that the guidelines do not constitute a guarantee that any specific individual will receive an equity award in any given or subsequent year, or guarantee the type or the size of any grant, if a grant is made.

An eligible employee who receives a Below Expectations (B) or Unsatisfactory (U) rating on their annual performance appraisal is not eligible for an equity award in the fiscal year following that performance appraisal period.

GRANT AMOUNT AND AWARD VESTING
The number of units in a RSU award is set on the grant date. The award will vest in equal, annual installments (tranches) over a three-year period. One-third of RSUs granted in fiscal 2018 will vest and be paid out on the first three anniversaries of the grant date based on the participant having continuous service through each vesting date - for awards granted on May 15, 2017, the first third vests on May 15, 2018, the second third vests on May 15, 2019, and the last third vests on May 15, 2020.

3
Fiscal 2018 RSU Overview

Once the RSUs are vested and distributed as Company Class A Common Stock, the participant owns the shares and as a shareholder, will have voting rights and will receive dividends, if applicable, on such shares. Prior to the vesting date, dividends are not earned on RSUs and the participant does not have voting rights.

VESTING EXAMPLES
These examples illustrate how a RSU award granted in fiscal 2018 would vest, in equal installments, over three fiscal years. Vesting is subject to the participant’s continuous service with the Company from the grant date to each vesting date.
EXAMPLE 1: Granted 210 RSUs on May 15, 2017

Grant Date	RSUs Eligible to Vest	Vesting Date
May 15, 2017	70	May 15, 2018
May 15, 2017	70	May 15, 2019
May 15, 2017	70	May 15, 2020
Total	210

Additionally, depending on any previous grants received, more than one RSU award may be eligible to vest each year, as shown below:
EXAMPLE 2: MULTIPLE PRIOR GRANTS WITH SHARES ELIGIBLE TO VEST

Year Granted	RSUs Granted	1/3 of RSUs Eligible to Vest
		May 2017	May 2018	May 2019
May 2016	300	100	100	100
May 2017	210	-	70	70
May 2018	270	-	-	90
Total RSUs	780	100	170	260

4
Fiscal 2018 RSU Overview

In the U.S. and in many other jurisdictions, vesting of RSUs and delivery of shares of the Company’s Class A Common Stock is a taxable event. When shares are distributed, a portion of the shares are withheld to satisfy withholding requirements, and the net shares are delivered to participants in their Merrill Lynch account.

Shares received from the vesting of a RSU award may be sold subject to the Company’s trading restrictions as set forth in the Company’s Securities Trading policy beginning on page 7. In certain circumstances, certain Executive Officers may sell shares pursuant to Rule 144 or another applicable exemption under the U.S. Securities Act of 1933, as amended.

In the U.S. and in many other jurisdictions, sale of such shares after vesting has tax implications. Contact your financial advisor for important information about how a subsequent sale of shares impacts you.
Once RSUs have vested and you receive shares of the Company’s Class A Common Stock from the vesting of a particular RSU award, you retain all rights to those shares, regardless of employment status with the Company.
VALUE OF RESTRICTED STOCK UNITS
RSUs can provide participants with ownership of the Company’s Class A Common Stock and the opportunity to benefit from any appreciation in price above the price on grant date.
This example illustrates the opportunity for gains in the value of the award at various Company Class A Common Stock prices.

EXAMPLE: POTENTIAL VALUE
Award of 210 RSUs

		If Stock Price Reaches:
	# of Shares	$70	$80	$90	$100
Value (assumes shares vest)	210	$14,700	$16,800	$18,900	$21,000
Note: Value is before tax and a portion of the shares awarded would be withheld to satisfy required tax withholding.
Example is hypothetical and is not a forecast of growth in the Company’s Class A Common Stock price.

5
Fiscal 2018 RSU Overview

On-Line Grant Agreement
All recipients are required to accept their grant on-line by electronically signing the On-Line Grant Agreement to ensure recipients understand the terms of their grant. Recipients must electronically accept the terms of the On-Line Grant Agreement by [DATE]. Awards not accepted by [DATE] will be forfeited. For employees with the title Vice President and above, the Fiscal 2018 stock agreements include post-employment obligation terms, including confidentiality, non-compete and non-solicitation provisions.

IF YOU LEAVE THE COMPANY

Termination as a result of:	Status of RSU Awards

Retirement [1] Long-Term Disability (LTD) [2] Death	●	If retirement date is more than one year from the date of grant, participant is entitled to full award on scheduled vesting dates
	●	If retirement date is within the first year following the Grant date, participant is entitled to one-third of award on of the first scheduled vesting date. All remaining RSUs are forfeited
	●	The above is subject to the terms and conditions in the On-Line Grant Agreement

Voluntary Resignation Involuntary Termination	●	All unvested RSUs are forfeited

1 Normal retirement (age 65 with no service requirement) and early retirement (age 55 with 7 years of service) are treated the same.
2 For purposes hereof, “disability” shall, unless otherwise determined by the Committee, have the same meaning as such term or a similar term has under the long-term disability plan or policy maintained by the Company or a Subsidiary under which the Participant has coverage and which is in effect on the date of the onset of the Participant’s disability.

6
Fiscal 2018 RSU Overview

SECURITIES TRADING POLICY
INSIDER TRADING
As provided in the Company Employee Handbook, employees are prohibited by law from buying or selling securities if an employee has or is aware of any material, non-public information about the Company and its subsidiaries. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of Company Common Stock -- either positively or negatively -- or affect a person’s decision to buy, hold or sell securities.

Examples of what might be considered “insider information” include, but are not limited to, the following:

▪	Earnings or other financial information

▪	Changes in dividend policy

▪	Stock splits

▪	Mergers and acquisitions

▪	Major new contracts or product-line introductions

▪	Litigation involving substantial amounts of money

▪	Changes in management

These insider-trading rules are applicable to employees of Ralph Lauren and its Subsidiaries and Affiliates, worldwide.

COMPANY BLACKOUT PERIODS
To avoid even the appearance of “insider trading,” our Company’s Securities Trading policy prohibits members of the Board of Directors, all employees and their “Related Parties” (as such term is defined in the Company’s Securities Trading Policy) from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers all transactions in the Company’s securities, including buying or selling shares, including shares of Class A Common Stock received upon the vesting of RSUs. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The blackout periods are announced at the start of each year. The Company may prohibit trading of the Company’s stock at any time it deems such trading to be inappropriate, even outside the regular blackout periods. Individuals who receive a specific notification prohibiting them from trading the Company’s stock should note that such notification takes precedence over pre-announced blackout periods. In addition, members of the Board of Directors, Officers (any employee who is a Senior Vice President or above), and all employees in the Finance, Legal and People and Development departments must clear all trades with the Corporate Counsel, or their designee, at all times.

7
Fiscal 2018 RSU Overview

ADDITIONAL PROHIBITED TRANSACTIONS
Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s Common Stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the Company:

▪
“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months and ideally longer. Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase. The Company has extended this prohibition to all employees. The receipt of shares pursuant to the vesting of RSU awards is not considered a purchase under the SEC’s rule.

▪	Purchases of stock of the Company on margin.

▪	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery).

▪
“Hedging” and Pledging of Company Stock. No insider, including any director, officer or employee of the Company, shall purchase or sell, or make any offer to purchase or offer to sell derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange traded options to purchase or sell the Company’s securities (so called “puts” and “calls”) or financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s securities.

CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL

For employees at the Senior Vice President level or above (“Officers”) and for all employees in the Finance, Legal and People and Development departments, all transactions in the Company’s securities (including, but not limited to purchases, sales, transfers, etc.) must be conducted during an open trading window and pre-cleared with the Corporate Counsel, or their designee. If contemplating a transaction, please provide a written request via e-mail to RLTrading@ralphlauren.com, specifying the number of shares you wish to sell before contacting Merrill Lynch or any other broker, or taking any other step to initiate a transaction.

COMPLIANCE WITH SECTION 409A
To the extent applicable, the Plan shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 and the Department of Treasury Regulations and other interpretive guidance issued hereunder (“Section 409A”).

8
Fiscal 2018 RSU Overview

Notwithstanding any provision of the Plan to the contrary, it is intended that this Plan comply with Section 409A, and all provision of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

ACKNOWLEDGMENT
By participating in the Plan, the Participant understands and agrees that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of RSU awards is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of these awards, even if RSU awards have been granted in the past;

(c)	all decisions with respect to future RSU awards, if any, will be at the sole discretion of the Compensation Committee;

(d)
the Participant's participation in the Plan shall not create a right to further employment or service with the Company or, if different, the employing Subsidiary and shall not interfere with the ability of the Company or employing Subsidiary to terminate the Participant's employment or service relationship at any time with or without cause;

(e)	the Participant is voluntarily participating in the Plan;

(f)
any RSU awards and the Company's Class A Common Stock subject to awards, and the income and value of same, are not part of the Participant's normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments; and

(g)
no claim or entitlement to compensation or damages shall arise from the forfeiture of a RSU award resulting from the Participant's termination of employment or service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant's employment or service agreement, if any), and in consideration of the grant of a RSU award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any Subsidiary.

NON-U.S. GRANT PARTICIPANTS
Notwithstanding any provision of the Plan to the contrary, to comply with securities, exchange control, labor, tax, or other applicable laws, rules or regulations in countries outside of the United States in which the Company and its Subsidiaries

9
Fiscal 2018 RSU Overview

operate or have Employees, Consultants, or directors, and/or for the purpose of taking advantage of tax favorable treatment for RSU Awards granted to Participants in such countries, the Committee, in its sole discretion, shall have the power and authority to (i) amend or modify the terms and conditions of any RSU awards granted to a Participant; (ii) establish, adopt, interpret, or revise any rules and procedures to the extent such actions may be necessary or advisable, including adoption of rules or procedures applicable to particular Subsidiaries or Participants residing in particular locations; and (iii) take any action, before or after a RSU award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules or procedures with provisions that limit or modify rights on eligibility to receive RSU awards under the Plan or on termination of service, available methods of vesting or settlement of a RSUs award, payment of tax-related items, the shifting of employer tax liability to the Participant, tax withholding procedures, restrictions on the sale of shares of Class A Common Stock of the Company, and the handling of stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take actions hereunder, and no RSU awards shall be granted, that would violate the U.S. Securities Act of 1933, as amended, the Exchange Act, the Code, any securities law or governing statute.

EXCHANGE RATES
Neither the Company nor any Subsidiary shall be liable to a Participant for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Participant’s RSU award or of any amounts due to the Participant pursuant to the vesting or other settlement of the RSU award or, if applicable, the subsequent sale of Class A Common Stock acquired upon vesting.

In the event of any discrepancy between this RSU Overview and either the on-line Grant Agreement, the Plan or the provision under which the Plan is administered and governed by the Compensation Committee, the on-line Grant Agreement, the Plan and the determination of the Compensation Committee will govern, as applicable. This Overview is qualified in its entirety based on the determinations, interpretations and other decisions made within the sole discretion of the Compensation Committee.

10
Fiscal 2018 RSU Overview